EXHIBIT 23.8

Consent of The Spartan Group, LLC

We hereby consent to the use of our firm’s name in the Registration Statement on Form S-4 of Specialized Health Products International, Inc., to the inclusion of our opinion letter, dated November 21, 2005, as an appendix to the proxy statement/prospectus and to the inclusion of the discussion of our opinion letter in the proxy statement/prospectus.

Very Truly Yours,

The Spartan Group, LLC
February 10, 2006